Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated June 29, 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$150,000

Return Notes Linked to an Unequally Weighted Basket of the S&P® Biotechnology Select IndustryTM Index and 19 Reference Stocks due July 17, 2019

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek exposure to the performance of an unequally weighted basket of the S&P® Biotechnology Select IndustryTM Index, which we refer to as the Index, and 19 Reference Stocks, reduced by the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level does not exceed the Starting Basket Level by approximately 0.37137%, be willing to lose some or all of their principal amount at maturity.

•	Because the Index makes up 14.50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the Index than that of any Reference Stock.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket consists of the S&P® Biotechnology Select IndustryTM Index (the “Index”) and 19 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”) (each of the Index and the Reference Stocks, an “Underlying” and collectively, the “Underlyings”). The Bloomberg ticker symbol, the Underlying Weight and the Initial Value of each Underlying and the issuer of each Reference Stock and the relevant exchange on which each Reference Stock is listed are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is 99.63%, you will lose some or all of your principal amount at maturity if the Basket Return is less than a positive return of approximately 0.37137%. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	99.63%
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:	On any Ending Averaging Date, the closing level of the Basket will be calculated as follows: 100 × [1 + sum of (Underlying Return of each Underlying × Underlying Weight of that Underlying)]
Underlying Return:	With respect to each Underlying, on each Ending Averaging Date: (Final Value – Initial Value) Initial Value
Initial Value:	With respect to each Underlying, the closing value of that Underlying on the Pricing Date, as specified in “The Basket” on page PS-1 of this pricing supplement
Final Value:	With respect to each Underlying, on any Ending Averaging Date, the closing value of that Underlying on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing value of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	June 29, 2018
Original Issue Date:	On or about July 5, 2018 (Settlement Date)
Ending Averaging Dates*:	July 8, 2019, July 9, 2019, July 10, 2019, July 11, 2019 and July 12, 2019
Maturity Date*:	July 17, 2019
CUSIP:	48129NAA2
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$7.50	$992.50
Total	$150,000	$1,125	$148,875
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $7.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $992.30 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

The Basket

The Bloomberg ticker symbol, the Underlying Weight and the Initial Value of each Underlying and the issuer of each Reference Stock and the relevant exchange on which each Reference Stock is listed are set forth below:

Ticker Symbol	Underlying	Relevant Exchange on which Reference Stock Is Listed	Underlying Weight	Initial Value
SPSIBI	The S&P® Biotechnology Select IndustryTM Index	N/A	14.50%	7,403.46
FMC	FMC Corporation	New York Stock Exchange (NYSE)	4.50%	$89.21
DWDP	DowDuPont Inc.	NYSE	4.50%	$65.92
DISCA	Discover Communications, Inc.	The NASDAQ Stock Market (NASDAQ)	4.50%	$27.50
PANW	Palo Alto Networks, Inc.	NYSE	4.50%	$205.47
EA	Electronic Arts Inc.	NASDAQ	4.50%	$141.02
MXIM	Maxim Integrated Products, Inc.	NASDAQ	4.50%	$58.66
TWLO	Twilio Inc.	NYSE	4.50%	$56.02
NEWR	New Relic, Inc.	NYSE	4.50%	$100.59
AKAM	Akamai Technologies, Inc.	NASDAQ	4.50%	$73.23
ON	ON Semiconductor Corporation	NASDAQ	4.50%	$22.235
SIVB	SVB Financial Group	NASDAQ	4.50%	$288.76
FRC	First Republic Bank	NYSE	4.50%	$96.79
FCB	FCB Financial Holdings, Inc.	NYSE	4.50%	$58.80
CMA	Comerica Incorporated	NYSE	4.50%	$90.92
TEX	Terex Corporation	NYSE	4.50%	$42.19
TXT	Textron Inc.	NYSE	4.50%	$65.91
KMT	Kennametal Inc.	NYSE	4.50%	$35.90
LLL	L-3 technologies, Inc.	NYSE	4.50%	$192.32
WCG	WellCare Health Plans, Inc.	NYSE	4.50%	$246.24
JPMorgan Structured Investments —	PS-1
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 99.63% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00000	80.00000%	79.3340%
170.00000	70.00000%	69.3710%
160.00000	60.00000%	59.4080%
150.00000	50.00000%	49.4450%
140.00000	40.00000%	39.4820%
130.00000	30.00000%	29.5190%
120.00000	20.00000%	19.5560%
110.00000	10.00000%	9.5930%
105.00000	5.00000%	4.6115%
100.37137	0.37137%	0.0000%
99.85000	-0.15000%	-0.5194%
100.00000	0.00000%	-0.3700%
95.00000	-5.00000%	-5.3515%
90.00000	-10.00000%	-10.3330%
80.00000	-20.00000%	-20.2960%
70.00000	-30.00000%	-30.2590%
60.00000	-40.00000%	-40.2220%
50.00000	-50.00000%	-50.1850%
40.00000	-60.00000%	-60.1480%
30.00000	-70.00000%	-70.1110%
20.00000	-80.00000%	-80.0740%
10.00000	-90.00000%	-90.0370%
0.00000	-100.00000%	-100.0000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,046.115 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 99.63% = $1,046.115

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 99.85. Although the Ending Basket Level of 99.85 is less than the Starting Basket Level of 100 and the Basket Return is
-0.15%, because of the positive effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $994.806 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -0.15%) × 99.63% = $994.806

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 and the Basket Return is -50%, the investor receives a payment at maturity of $498.15 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -50%) × 99.63% = $498.15

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-2
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, subject to the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	RETURN LINKED TO AN UNEQUALLY WEIGHTED BASKET OF THE S&P® BIOTECHNOLOGY SELECT INDUSTRYTM INDEX AND 19 REFERENCE STOCKS — The return on the notes is linked to the performance of an unequally weighted Basket that consists of the S&P® Biotechnology Select IndustryTM Index and 19 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement. Because the S&P® Biotechnology Select IndustryTM Index makes up 14.50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P® Biotechnology Select IndustryTM Index than that of any Reference Stock.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each of the U.S. equities, an “Underlying Security”). Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain Underlying Securities that are broad-based indices meeting requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). However, we have not made a determination as to whether the Index is a Qualified Index, and, therefore, we do not intend to treat it as one.

Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations. We intend to treat the notes as subject to Section 871(m) with respect to each Underlying. Under the applicable Treasury regulations, the dividend equivalent amount is calculated using a formula that is based on the actual dividends paid with respect to the Underlying Securities, even if these dividends are not reflected in determining any payment on the note. We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m). Upon request, we are required to provide further information relevant to the application of Section 871(m) to the notes, including a schedule of the dividend equivalent amounts and associated withholding. You may submit any such request for information to your custodian.

Our determinations (including with respect to the dividend equivalent amount) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS-3
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, any of the Underlyings or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Underlyings, subject to a reduction by the Basket Adjustment Factor. Because the Basket Adjustment Factor reduces the Basket Return, if the Ending Basket Level does not exceed the Starting Basket Level by at least approximately 0.37137%, you will lose some or all of your principal amount at maturity.

•	THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET AND MAGNIFY ANY DECLINE IN THE VALUE OF THE BASKET — If the Basket Return is negative or is less than a positive return of approximately 0.37137%, at maturity, you will lose some or all of your principal amount. In addition, the Basket Adjustment Factor will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket. For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your principal amount will increase by less than 1%. In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your principal amount, provided that the payment at maturity will not be less than zero

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Underlyings. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and

JPMorgan Structured Investments —	PS-4
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the value of each Underlying, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

•	the actual and expected volatility in the prices of the Underlyings;

•	the time to maturity of the notes;

•	the dividend rates on the equity securities included in the Index and on the Reference Stocks ;

•	interest and yield rates in the market generally;

•	the actual and expected positive or negative correlation among the Underlyings, or the expected absence of any such correlation;

•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS — The notes are linked to an unequally weighted Basket consisting of 20 Underlyings. Because the Index makes up 14.50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the Index than that of any Reference Stock.

Price movements of the Underlyings may or may not be correlated with each other. At a time when the value of one or more of the Underlyings increases, the value of the other Underlyings may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Underlyings may be moderated, or more than offset, by the lesser increases or declines in the values of the

JPMorgan Structured Investments —	PS-5
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

other Underlyings. In addition, high correlation of movements in the values of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE EQUITY SECURITIES INCLUDED IN THE INDEX OR IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the equity securities included in the Index or Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of these securities will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant securities and the notes.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE COMMON STOCK(S) OF ONE OR MORE COMPANIES THAT ARE NOT THE APPLICABLE REFERENCE STOCK(S) — Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a portion of any payment on the notes may be based on the common stock of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•	RISKS ASSOCIATED WITH THE BIOTECHNOLOGY INDUSTRY WITH RESPECT TO THE INDEX — All or substantially all of the equity securities included in the Index are issued by companies whose primary line of business is directly associated with the biotechnology industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Biotechnology companies invest heavily in research and development, which may not necessarily lead to commercially successful products. These companies are also subject to increased governmental regulation, which may delay or inhibit the release of new products. Many biotechnology companies are dependent upon their ability to use and enforce intellectual property rights and patents. Any impairment of these rights may have adverse financial consequences. Biotechnology stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Biotechnology companies can be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs. These factors could affect the biotechnology industry and could affect the value of the equity securities included in the Index and the value of the Index during the term of the notes, which may adversely affect the value of your notes.

•	LIMITED TRADING HISTORY — The common stock of DowDuPont Inc., the Class A common stock of Twilio Inc., the common stock of New Relic, Inc. and the Class A common stock of FCB Financial Holdings, Inc. commenced trading on the New York Stock Exchange on September 1, 2017, June 23, 2016, December 12, 2014 and August 1, 2014, respectively and therefore have limited historical performance. Accordingly, historical information for these Reference Stocks is available only since that date. Past performance should not be considered indicative of future performance.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS-6
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

The Basket and the Underlyings

Public Information

All information contained herein on the Underlyings and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Except as specified below, companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Underlyings

The following graphs show the historical weekly performance of the Basket as a whole from July 22, 2016 through June 29, 2018, as well as the Underlyings (other than the Class A common stock of Twilio Inc., the common stock of New Relic, Inc. and the common stock of FCB Financial Holdings, Inc.) from January 4, 2013 through June 29, 2018, the Class A common stock of Twilio Inc. from June 24, 2016 through June 29, 2018, the common stock of New Relic, Inc. from December 12, 2014 through June 29, 2018 and the Class A common stock of FCB Financial Holdings, Inc. from August 1, 2014 through June 29, 2018. The graph of the historical Basket performance assumes the closing level of the Basket on July 8, 2016 was 100 and the Underlying Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing values below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Reference Stocks may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The value of each Underlying has experienced significant fluctuations. The historical performance of each Underlying and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing values of each Underlying or the levels of the Basket on the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from July 8, 2016 through June 29, 2018. The following graph assumes the closing level of the Basket on June 24, 2016 was 100 and the Underlying Weights were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments —	PS-7
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

The S&P® Biotechnology Select IndustryTM Index

The S&P® Biotechnology Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the GICS® biotechnology sub-industry of the S&P Total Market Index. For additional information about the S&P® Biotechnology Select IndustryTM Index, see “Equity Index Descriptions — The S&P Select Industry Indices” in the accompanying underlying supplement.

Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the weekly closing values of the Index from January 4, 2013 through June 29, 2018. The closing value of the Index on June 29, 2018 was 7,403.46.

FMC Corporation (“FMC”)

According to its publicly available filings with the SEC, FMC is a diversified chemical company serving agricultural, consumer and industrial markets globally. FMC develops, markets and sells all three major classes of crop protection chemicals: insecticides, herbicides and fungicides; and manufactures lithium for use in a range of lithium products, which are used primarily in energy storage, specialty polymers and chemical synthesis application. The common stock of FMC, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of FMC in the accompanying product supplement. FMC’s SEC file number is 001-02376.

Historical Information Regarding the Common Stock of FMC

The following graph sets forth the historical performance of the common stock of FMC based on the weekly closing values of the common stock of FMC from January 4, 2013 through June 29, 2018. The closing value of the common stock of FMC on June 29, 2018 was $89.21.

JPMorgan Structured Investments —	PS-8
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

DowDuPont Inc. (“DowDuPont”)

According to its publicly available filings with the SEC, DowDuPont is a holding company consisting of The Dow Chemical Company, which we refer to as Dow, and E. I. du Pont de Nemours and Company, which we refer to as DuPont, with the intent to form publicly traded companies in the agriculture, materials science and specialty products sectors. Upon the completion of the merger between Dow and DuPont on August 31, 2017, Dow and DuPont became wholly owned subsidiaries of DowDuPont. The common stock of DowDuPont, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of DowDuPont in the accompanying product supplement. DowDuPont’s SEC file number is 001-38196.

Historical Information Regarding the Common Stock of DuPont and Common Stock of DowDuPont

The following graph sets forth the historical performance of the common stock of Dow, par value $2.50 per share, based on the weekly historical closing values of the common stock of Dow from January 4, 2013 through August 25, 2017 and the historical performance of the common stock of DowDuPont based on the weekly historical closing values of the common stock of DowDuPont from September 1, 2017 through June 29, 2018.  The common stock of Dow was traded on the New York Stock Exchange prior to September 1, 2017.  The common stock of DowDuPont commenced trading on the New York Stock Exchange on September 1, 2017 and therefore has a limited performance history.  The closing value of the common stock of DowDuPont on June 29, 2018 was $65.92.

†The vertical dotted line in the graph indicates September 1, 2017, which was the first day of trading of the common stock of DowDuPont.  In the graph, the performance to the left of the vertical dotted line reflects the common stock of Dow and the performance to the right of the vertical dotted line reflects the performance of the common stock of DowDuPont.

Discovery Communications, Inc. (“Discovery Communications”)

According to its publicly available filings with the SEC, Discovery Communications is a global IP media company that provides content around the world via linear platforms, including pay-television, free-to-air and broadcast television, as well as various digital distribution platforms, including ad-supported TV Everywhere offerings, subscription-based direct-to-consumer products, digital and mobile-first, social media platforms and over-the-top streaming services. Discovery Communications also enters into content licensing agreements. The Series A common stock of Discovery Communications, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Discovery Communications in the accompanying product supplement. Discovery Communications’ SEC file number is 001-34177.

Historical Information Regarding the Series A Common Stock of Discovery Communications

The following graph sets forth the historical performance of the Series A common stock of Discovery Communications based on the weekly closing values of the Series A common stock of Discovery Communications from January 4, 2013 through June 29, 2018. The closing value of the Series A common stock of Discovery Communications on June 29, 2018 was $27.50.

JPMorgan Structured Investments —	PS-9
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Palo Alto Networks, Inc. (“Palo Alto Networks”)

According to its publicly available filings with the SEC, Palo Alto Networks offers a platform that is intended to allow enterprises, service providers and government entities to secure their organizations by safely enabling applications running on their networks and by preventing successful breaches that stem from targeted cyberattacks. The common stock of Palo Alto Networks, par value $0.0001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Palo Alto Networks in the accompanying product supplement. Palo Alto Networks’ SEC file number is 001-35594.

Historical Information Regarding the Common Stock of Palo Alto Networks

The following graph sets forth the historical performance of the common stock of Palo Alto Networks based on the weekly closing values of the common stock of Palo Alto Networks from January 4, 2013 through June 29, 2018. The closing value of the common stock of Palo Alto Networks on June 29, 2018 was $205.47.

Electronic Arts Inc. (“EA”)

According to its publicly available filings with the SEC, EA is a digital interactive entertainment company that develops, markets, publishes and distributes games, content and services that can be played on a variety of platforms, which include game consoles, PCs, mobile phones and tablets. The common stock of EA, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of EA in the accompanying product supplement. EA’s SEC file number is 001-17948.

Historical Information Regarding the Common Stock of EA

The following graph sets forth the historical performance of the common stock of EA based on the weekly closing values of the common stock of EA from January 4, 2013 through June 29, 2018. The closing value of the common stock of EA on June 29, 2018 was $141.02.

JPMorgan Structured Investments —	PS-10
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Maxim Integrated Products, Inc. (“Maxim Integrated”)

According to its publicly available filings with the SEC, Maxim Integrated designs, develops, manufactures and markets a range of linear and mixed-signal integrated circuits, commonly referred to as analog circuits. The common stock of Maxim Integrated, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Maxim Integrated in the accompanying product supplement. Maxim Integrated’s SEC file number is 001-34192.

Historical Information Regarding the Common Stock of Maxim Integrated

The following graph sets forth the historical performance of the common stock of Maxim Integrated based on the weekly closing values of the common stock of Maxim Integrated from January 4, 2013 through June 29, 2018. The closing value of the common stock of Maxim Integrated on June 29, 2018 was $58.66.

Twilio Inc. (“Twilio”)

According to its publicly available filings with the SEC, Twilio is a cloud communications platform company that enables developers to build, scale and operate real-time communications within software applications. The Class A common stock of Twilio, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Twilio in the accompanying product supplement. Twilio’s SEC file number is 001-37806.

Historical Information Regarding the Class A Common Stock of Twilio

The following graph sets forth the historical performance of the Class A common stock of Twilio based on the weekly closing values of the Class A common stock of Twilio from June 24, 2016 through June 29, 2018. The Class A common stock of Twilio commenced trading on the New York Stock Exchange on June 23, 2016 and therefore has a limited performance history. The closing value of the Class A common stock of Twilio on June 29, 2018 was $56.02.

JPMorgan Structured Investments —	PS-11
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

New Relic, Inc. (“New Relic”)

According to its publicly available filings with the SEC, New Relic offers a cloud-based platform and suite of products that enable organizations to collect, store and analyze massive amounts of software data in real time. The common stock of New Relic, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of New Relic in the accompanying product supplement. New Relic’s SEC file number is 001-36766.

Historical Information Regarding the Common Stock of New Relic

The following graph sets forth the historical performance of the common stock of New Relic based on the weekly closing values of the common stock of New Relic from December 12, 2014 through June 29, 2018. The common stock of New Relic commenced trading on the New York Stock Exchange on December 12, 2014 and therefore has a limited performance history. The closing value of the common stock of New Relic on June 29, 2018 was $100.59.

Akamai Technologies, Inc. (“Akamai”)

According to its publicly available filings with the SEC, Akamai provides cloud services for delivering, optimizing and securing content and business applications over the Internet. The common stock of Akamai, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Akamai in the accompanying product supplement. Akamai’s SEC file number is 000-27275.

Historical Information Regarding the Common Stock of Akamai

The following graph sets forth the historical performance of the common stock of Akamai based on the weekly closing values of the common stock of Akamai from January 4, 2013 through June 29, 2018. The closing value of the common stock of Akamai on June 29, 2018 was $73.23.

JPMorgan Structured Investments —	PS-12
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

ON Semiconductor Corporation (“ON Semiconductor”)

According to its publicly available filings with the SEC, ON Semiconductor is a provider of energy-efficient electronics offering a portfolio of sensors, power management, connectivity, custom and system on chip (SoC), analog, logic, timing, and discrete devices. The common stock of ON Semiconductor, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of ON Semiconductor in the accompanying product supplement. ON Semiconductor’s SEC file number is 000-30419.

Historical Information Regarding the Common Stock of ON Semiconductor

The following graph sets forth the historical performance of the common stock of ON Semiconductor based on the weekly closing values of the common stock of ON Semiconductor from January 4, 2013 through June 29, 2018. The closing value of the common stock of ON Semiconductor on June 29, 2018 was $22.235.

SVB Financial Group (“SVB Financial”)

According to its publicly available filings with the SEC, SVB Financial is a diversified financial services company, a bank holding company and a financial holding company that offers a set of banking and financial products and services to clients across the United States, as well as in certain international markets. The common stock of SVB Financial, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of SVB Financial in the accompanying product supplement. SVB Financial’s SEC file number is 000-15637.

Historical Information Regarding the Common Stock of SVB Financial

The following graph sets forth the historical performance of the common stock of SVB Financial based on the weekly closing values of the common stock of SVB Financial from January 4, 2013 through June 29, 2018. The closing value of the common stock of SVB Financial on June 29, 2018 was $288.76.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

First Republic Bank (“First Republic”)

According to its publicly available filings with the Federal Deposit Insurance Corporation, which we refer to as the FDIC, First Republic is a commercial bank and trust company, specializing in providing personalized, relationship-based services, including private banking, private business banking, real estate lending and wealth management services, including trust and custody services, to clients in selected metropolitan areas in the United States.  The common stock of First Republic, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of First Republic in the accompanying product supplement.  First Republic is required to periodically file certain financial and other information specified by the FDIC.  Information provided to or filed with the FDIC by First Republic pursuant to the Exchange Act can be located by reference to the FDIC certificate number 59017 and can be accessed through efr.fdic.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Common Stock of First Republic

The following graph sets forth the historical performance of the common stock of First Republic based on the weekly closing values of the common stock of First Republic from January 4, 2013 through June 29, 2018. The closing value of the common stock of First Republic on June 29, 2018 was $96.79.

FCB Financial Holdings, Inc. (“FCB Financial”)

According to its publicly available filings with the SEC, FCB Financial is a bank holding company, headquartered in Weston, Florida, with one wholly-owned national bank subsidiary, Florida Community Bank, National Association. FCB Financial provides a range of financial products and services to individuals, small and medium-sized businesses, some large businesses, and other local organizations and entities through 46 branches in south and central Florida. The Class A common stock of FCB Financial, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of FCB Financial in the accompanying product supplement. FCB Financial’s SEC file number is 001-36586.

JPMorgan Structured Investments —	PS-14
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Historical Information Regarding the Class A Common Stock of FCB Financial

The following graph sets forth the historical performance of the Class A common stock of FCB Financial based on the weekly closing values of the Class A common stock of FCB Financial from August 1, 2014 through June 29, 2018. The Class A common stock of FCB Financial commenced trading on the New York Stock Exchange on August 1, 2014 and therefore has a limited performance history. The closing value of the Class A common stock of FCB Financial on June 29, 2018 was $58.80.

Comerica Incorporated (“Comerica”)

According to its publicly available filings with the SEC, Comerica is a financial services company, operating three major business segments: the Business Bank, the Retail Bank and Wealth Management. The common stock of Comerica, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Comerica in the accompanying product supplement. Comerica’s SEC file number is 001-10706.

Historical Information Regarding the Common Stock of Comerica

The following graph sets forth the historical performance of the common stock of Comerica based on the weekly closing values of the common stock of Comerica from January 4, 2013 through June 29, 2018. The closing value of the common stock of Comerica on June 29, 2018 was $90.92.

Terex Corporation (“Terex”)

According to its publicly available filings with the SEC, Terex is a global manufacturer of aerial work platforms, cranes and materials processing machinery. The common stock of Terex, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Terex in the accompanying product supplement. Terex’s SEC file number is 001-10172.

JPMorgan Structured Investments —	PS-15
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Historical Information Regarding the Common Stock of Terex

The following graph sets forth the historical performance of the common stock of Terex based on the weekly closing values of the common stock of Terex from January 4, 2013 through June 29, 2018. The closing value of the common stock of Terex on June 29, 2018 was $42.19.

Textron Inc. (“Textron”)

According to its publicly available filings with the SEC, Textron is a multi-industry company that leverages its network of aircraft, defense, industrial and finance businesses to provide customers with products and services around the world. The common stock of Textron, par value $0.125 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Textron in the accompanying product supplement. Textron’s SEC file number is 001-05480.

Historical Information Regarding the Common Stock of Textron

The following graph sets forth the historical performance of the common stock of Textron based on the weekly closing values of the common stock of Textron from January 4, 2013 through June 29, 2018. The closing value of the common stock of Textron on June 29, 2018 was $65.91.

Kennametal Inc. (“Kennametal”)

According to its publicly available filings with the SEC, Kennametal is in the field of the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and mission-critical wear applications to combat extreme conditions associated with wear fatigue, corrosion and high temperatures. The common stock of Kennametal, par value $1.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Kennametal in the accompanying product supplement. Kennametal’s SEC file number is 001-05318.

JPMorgan Structured Investments —	PS-16
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Historical Information Regarding the Common Stock of Kennametal

The following graph sets forth the historical performance of the common stock of Kennametal based on the weekly closing values of the common stock of Kennametal from January 4, 2013 through June 29, 2018. The closing value of the common stock of Kennametal on June 29, 2018 was $35.90.

L3 Technologies, Inc. (“L3”)

According to its publicly available filings with the SEC, L3 is a prime contractor in intelligence, surveillance and reconnaissance systems, aircraft sustainment (including modifications and fleet management of special mission aircraft), simulation and training, night vision and image intensification equipment and security and detection systems. L3 is also a provider of a range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. The common stock of L3, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of L3 in the accompanying product supplement. L3’s SEC file number is 001-37975.

Historical Information Regarding the Common Stock of L3

The following graph sets forth the historical performance of the common stock of L3 based on the weekly closing values of the common stock of L3 from January 4, 2013 through June 29, 2018. The closing value of the common stock of L3 on June 29, 2018 was $192.32.

WellCare Health Plans, Inc. (“WellCare”)

According to its publicly available filings with the SEC, WellCare is a managed care company focusing exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans to families, children, seniors and individuals with complex medical needs. The common stock of WellCare, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of WellCare in the accompanying product supplement. WellCare’s SEC file number is 001-32209.

JPMorgan Structured Investments —	PS-17
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

Historical Information Regarding the Common Stock of WellCare

The following graph sets forth the historical performance of the common stock of WellCare based on the weekly closing values of the common stock of WellCare from January 4, 2013 through June 29, 2018. The closing value of the common stock of WellCare on June 29, 2018 was $246.24.

JPMorgan Structured Investments —	PS-18
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and

JPMorgan Structured Investments —	PS-19
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks

binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

JPMorgan Structured Investments —	PS-20
Return Notes Linked to an Unequally Weighted Basket of an Index and 19 Reference Stocks